EXHIBIT 99.1

NEWS RELEASE

RANGE TO BUY GREAT LAKES INTEREST FOR $290 MILLION

FORT WORTH, TEXAS, JUNE 2, 2004...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that it had agreed to acquire the 50% of Great Lakes Energy Partners, LLC that it does not currently own for $200 million payable to the seller plus the assumption of $68 million of Great Lakes bank debt and the retirement of approximately $22 million of oil and gas commodity hedges. Great Lakes, a 50/50 joint venture, was formed in 1999 to hold Appalachian oil and gas properties contributed by Range and the seller. The seller will also be granted the right to participate for up to a 40% interest in future wells in Ohio drilled below the Clinton/Medina formation.

Range estimates it is acquiring 255 Bcfe of net proved reserves in the transaction. The reserves are 87% natural gas, 92% operated and the properties have a 20-year reserve life. The purchase will add approximately 35 Mmcfe a day to Range’s production, increase its leasehold position by 664,000 net acres and bring it full control of 5,100 miles of gas gathering systems having a throughput of over 100 Mmcfe per day. The acquisition is expected to increase Range’s proved reserves by 30% to over 900 Bcfe, increase its production by 20% to more than 210 Mmcfe a day and lengthen its reserve life index 17% to 13 years. The acquisition cost equates to $1.09 per mcfe of proved reserves after the allocation of $12 million of the purchase price to undeveloped leasehold and gathering systems. Range believes that the acquired properties also have significant additional reserve potential relating to drilling in and around existing fields, newly initiated shallow drilling plays on 150,000 acres of recently acquired leasehold, the sizeable potential of the deeper formations, as well as coal bed methane projects.

Due to the proximity of the venture’s properties to the midwestern and northeastern markets, its gas production currently enjoys a premium of $0.35 per mcf over Henry Hub prices. With operating costs (including production taxes) of $0.83 per Mcfe, the properties generate high margins. In addition, the acquisition will afford Range administrative efficiencies, reducing general and administrative costs per unit of production 15% by year end.

As a result of the acquisition, Range’s production growth target for the second half of 2004 has been increased to 32% — 34%. A preliminary production growth target of 12% — 15% has been set for 2005, assuming no further acquisitions. The Company’s 2004 capital expenditure budget, excluding acquisitions, will increase by 10% to $149 million as a result of spending at Great Lakes in the second half of the year. At current commodity prices, the revised budget will be funded with approximately 70% of projected cash flow.

With the acquisition, Great Lakes will be fully consolidated into Range, and Range will become the third largest operator in the Appalachian Basin. The transaction is expected to close by June 30th. The acquisition is expected to be financed through a combination of bank borrowings and the offering of equity and/or subordinated debt.

Commenting, John H. Pinkerton, the Company’s President said, “Acquiring the rest of the Great Lakes joint venture is a uniquely attractive transaction for Range. We are purchasing a substantial volume of high-margin, long-life natural gas reserves in properties we know exceedingly well. Furthermore, there are significant opportunities to enhance the value of these assets given our sizeable operating base in the Basin and extensive leasehold position. The properties’ substantial current production and high margins will immediately benefit our shareholders. Their long reserve life and exceptional development and exploratory potential suggest the benefits of the acquisition should extend for many years to come.

Importantly, the transaction greatly simplifies our corporate structure, allowing us to focus our energies on executing our balanced strategy of growth through the drill bit and complementary acquisitions.”

The Company will host a conference call on Wednesday, June 2 at 2:00 p.m. ET to discuss the acquisition. To participate, please dial 877-207-5526 about 5-10 minutes prior to the start of the call and ask for the Range Resources Acquisition Conference Call. A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website allowing time to install any necessary software. The webcast will be archived for replay on the Company’s website for 30 days. A replay of the call will be available through June 9 at 800-642-1687. The conference ID is 7749926.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

Except for historical information, statements made in this release, including those relating to anticipated development potential and recompletion and drilling opportunities are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2004-14
Contact: Rodney Waller, Senior Vice President
                Karen Giles
                (817) 870-2601
                www.rangeresources.com

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